Exhibit 99.1

Press Release
For Immediate Release

ITC Holdings Corp. Prices Private Placement of $510 Million of Senior Notes

Novi, Michigan — October 4, 2006 — ITC Holdings Corp. (NYSE:ITC) today announced that it has priced $255 million aggregate principal amount of its 5.875% Senior Notes due 2016 and $255 million aggregate principal amount of its 6.375% Senior Notes due 2036 in a private placement to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

ITC Holdings intends to use a portion of the net proceeds from the private placement as part of the consideration for its previously announced acquisition of all of the indirect ownership interests in Michigan Electric Transmission Company, LLC (“METC”). The remaining net proceeds from the private placement will be used to repay approximately $50 million outstanding under ITC Holdings’ revolving credit facility, to provide METC and its immediate parent, Michigan Transco Holdings, Limited Partnership (“MTH”), with funds to repay amounts outstanding under METC’s revolving credit agreement, senior secured notes outstanding at MTH, and for general corporate purposes.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About ITC Holdings Corp.

ITC Holdings Corp. is in the business of investing in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy.  ITCTransmission, an ITC subsidiary, is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the ITCTransmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. Recently announced subsidiary ITC Grid Development, LLC will focus on partnering with local entities and utilities in regions where significant transmission improvements are needed.  The first region in which ITC Grid Development, LLC will focus its efforts is the Great Plains region, specifically in Kansas, through the formation of its subsidiary ITC Great Plains, LLC.  (itc-ITC)

Contact:

Media Contact: Lisa Aragon, ITC Holdings (248.835.9300, laragon@itc-holdings.com)
Investor/Analyst Contact:  Pat Wenzel, ITC Holdings (248.374.7200, pwenzel@itc-holdings.com)

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